EXHIBIT 99.1

FOR IMMEDIATE RELEASE

District Court Overturns Jury Verdict of Invalidity and Finds
Network-1's Remote Power Patent Valid

New York, New York – August 30, 2018 – Network-1 Technologies, Inc. (NYSE AMERICAN: NTIP), a company engaged in developing, licensing and protecting its intellectual property, announced today that Judge Robert Schroeder III of the United States District Court for the Eastern District of Texas Tyler Division, issued a Final Judgement (the "Final Judgment") and corresponding Order in Network-1's patent litigation case against Hewlett-Packard.

As part of his Order, Judge Schroeder granted Network-1's Motion for Judgment as a Matter of Law that Network-1's Remote Power Patent is valid, thereby overturning the jury verdict of invalidity from the November 2017 trial against Hewlett-Packard. The Court also issued its findings of fact and conclusions of law that Hewlett-Packard failed to meet its burden on its inequitable conduct defense, which was the subject of a separate bench trial held in May 2018.

In its Final Judgment, the Court also denied Network-1's Motion for a New Trial on Infringement. Network-1 intends to appeal the jury verdict of non-infringement to the United States Court of Appeals for the Federal Circuit in Washington, D.C.

In November 2017, a jury empaneled in the United States District Court for the Eastern District of Texas, found that certain claims of Network-1's Remote Power Patent were invalid and not infringed by Hewlett-Packard (the "HP Jury Verdict").  As a result of the HP Jury Verdict, several of the largest licensees of the Remote Power Patent, including Cisco Systems, Inc., had advised Network-1 that they would no longer pay Network-1 ongoing royalties pursuant to their license agreements.  Based on the Final Judgement, certain of Network-1's licensees (not including Cisco), are now obligated to pay all prior unpaid royalties that accrued after the date of the HP Jury Verdict as well as future royalties through the expiration of the Remote Power Patent in March 2020.

If Network-1 successfully overturns the jury verdict of non-infringement in its appeal at the Federal Circuit, certain licensees of the Remote Power Patent, including Cisco, will be obligated to pay Network-1 ongoing royalties and all royalties that accrued but were not paid following the HP Jury Verdict. If Network-1 is unable to reverse the jury verdict of non-infringement on appeal, or there is an arbitration ruling that certain of Network-1's licensees, including Cisco, are relieved of their obligations to pay royalties and the District Court order of non-infringement is not subsequently reversed on appeal, Network-1's business, results of operations and cash-flow will be materially adversely effected.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns fifty-nine (59) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $141,000,000 from May 2007 through June 30, 2018. Network-1 has achieved licensing and other revenue of $47,150,000 through June 30, 2018 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, including, among others, the material adverse effect on Network-1's business, results of operation and cash-flow if the Federal Circuit Court of Appeals issues an order confirming the HP Jury Verdict finding of non-infringement, the risk that Network-1 will not continue to receive material royalty revenue from licensees of its Remote Power Patent, the uncertainty of Network-1's revenue stream, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network‑1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770